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                                                                    EXHIBIT 12.1

                               DELUXE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                         Six Months
                                            Ended                          Years Ended December 31,
                                            -----          ----------------------------------------------------------------
                                       June 30, 1995      1994           1993           1992           1991           1990
                                       -------------      ----           ----           ----           ----           ----
Earnings
--------
Income before income taxes                $110,181       $240,886       $235,913       $324,783       $295,493       $282,506

Interest expense
(excluding capitalized interest)             7,084          9,740         10,070         15,371          8,220          1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor        $6,570         13,554         13,259         12,923         11,807         10,849

Amortization of debt expense                    42             84             84             84             71              0
                                                --             --             --             --             --              -

TOTAL EARNINGS                            $123,877       $264,264       $259,326       $353,161       $315,591       $294,782


Fixed charges
-------------

Interest Expense
(including capitalized interest)             7,084         10,499         10,555         15,824          8,990          1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor         6,570         13,554         13,259         12,923         11,807         10,849

Amortization of debt expense                    42             84             84             84             71              0
                                                --             --             --             --             --              -

TOTAL FIXED CHARGES                        $13,696        $24,137        $23,898        $28,831        $20,868        $12,709

RATIO OF EARNINGS
TO FIXED CHARGES:                              9.0           10.9           10.9           12.2           15.1           23.2
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